Exhibit 99.1

Unitymedia KabelBW Reports Selected 2013 Results

Significantly Enhanced Broadband and Digital TV Products
Expanded Subscriber Base by Over 550,000 in 2013
Delivered Full Year Adjusted EBITDA Growth of 9%

Cologne, Germany - February 14, 2014. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited financial and operating information for the three months and year ended December 31, 2013. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW’s December 31, 2013 audited consolidated financial statements are expected to be posted to both websites prior to the end of March 2014. Operating and financial highlights for the three months ended December 31, 2013 (“Q4”) and year ended December 31, 2013 (“FY 2013”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Substantially increased value proposition of bundles during 2013

•	Total RGUs increased by 558,000 in FY 2013, of which 136,000 were added during Q4

•	New Horizon bundles drove triple-play demand at Unitymedia

◦	Added over 75,000 Horizon subscribers through the first week of February since September launch

◦	More than 50% of Horizon customers took premium triple-play tier

•	Internet and telephony subscriber bases each surpassed 2.5 million RGUs in 2013

◦	Gained 360,000 internet RGUs and 286,000 telephony RGUs during the year, with 89,000 internet and 73,000 telephony RGUs added in Q4

◦	Superior broadband speeds a key differentiator as we added 44,000 subscribers to our 150 Mbps tier during Q4

Financial Results:*

•	Revenue increased 7% to €1,927 million in FY 2013 and 4% to €494 million in Q4

•	Monthly ARPU per customer grew 8% to €20.33 in FY 2013 and 6% to €20.68 in Q4

•	Adjusted EBITDA increased 9% in FY 2013 to €1,158 million and 9% in Q4 to €307 million, reflecting margins of 60% and 62%, respectively

•	Net loss was €286 million in FY 2013 and €64 million in Q4

•	Property, equipment and intangible asset additions were 25% of revenue for FY 2013 and 23% of revenue for Q4

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*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended December 31,
	2013	2012

Footprint
Homes Passed(1)	12,634,300	12,567,900
Two-way Homes Passed(2)	12,295,200	12,162,400

Subscribers (RGUs)(3)(12)
Analog Cable(4)	4,366,500	4,503,600
Digital Cable(5)	2,234,900	2,185,900
Total Video	6,601,400	6,689,500

Internet(6)	2,579,600	2,219,200
Telephony(7)	2,517,500	2,232,000
Total RGUs	11,698,500	11,140,700

Q4 organic RGU net additions (losses)
Analog Cable	(47,000)	(43,500)
Digital Cable	20,600	37,800
Total Video	(26,400)	(5,700)

Internet	88,900	108,700
Telephony	73,000	98,900
Total RGU Net Additions	135,500	201,900

Penetration
Digital Cable as % of Total Video Subs(8)	33.9%	32.7%
Internet as % of Two-way Homes Passed(9)	21.0%	18.2%
Telephony as % of Two-way Homes Passed(9)	20.5%	18.4%

Customer relationships(12)
Customer Relationships(10)	7,069,800	7,049,100
RGUs per Customer Relationship	1.65	1.58

Customer bundling
Single-Play	63.4%	67.9%
Double-Play	7.7%	6.2%
Triple-Play	28.9%	25.9%

ARPU(11)
Q4 Monthly ARPU per Customer Relationship	€20.68	€19.44
FY Monthly ARPU per Customer Relationship	€20.33	€18.83
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* For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

After adding 21,000 unique customers throughout 2013, we ended the year with 7.1 million unique customers. In total, our customers subscribed to 11.7 million services, consisting of 6.6 million video, 2.6 million internet and 2.5 million telephony subscriptions. Bundled services remained a key driver for our RGU growth. On average, our customers subscribed to 1.65 services, with 29% subscribing to triple-play and 8% subscribing to two services.

During 2013, we have substantially enhanced the value of our bundled product portfolio, laying the basis for balanced growth and price increases. We launched Horizon bundles in September in our Unitymedia footprint at incremental monthly price points of approximately €3 to €5, depending on the tier. Our core Horizon triple-play bundle comes with a 100 Mbps superfast internet connection, unlimited voice to German landlines and our Horizon interactive set-top box. Our premium Horizon bundle, which includes DVR functionality, an incremental 26 HD channels and an internet speed of 150 Mbps is resonating with customers, as over 50% of Horizon customers have chosen our premium triple-play tier since launch.

In 2013, our total RGU base grew by 558,000 or 5% organically including 136,000 RGU additions for Q4 2013. Our 2013 RGU performance reflects a lower level of subscriber additions as compared to 2012, as we have increased activation fees, continuously reduced our promotional activity in terms of free periods for new subscribers, and increased our average bundled prices as compared to 2012. On a quarterly basis, our Q4 2013 RGU additions represented our best result since Q1 2013.

On the video front, we lost 88,000 video subscribers during 2013, which in part was due to competition and certain price increases in July for multi-dwelling (“MDU”) unit contracts. In Q4, we lost 26,000 video RGUs, partially as a result of higher year-end churn in our MDU segment, as compared to a loss of 6,000 in Q4 2012. Our upsell strategy to convert basic video customers into premium TV and HD services continued. As part of this strategy, we further expanded our HD line-up during the last twelve months by 17 additional channels to a total of 63. As of December 31, 2013, we had over 1.0 million HD enabled video customers and 690,000 paid incrementally for HD content. We also enhanced the value for our video proposition as our “Horizon TV” platform offers an online TV and multi-screen service, offering over 90 linear video channels and access to video-on-demand. This online TV app was also launched in our KabelBW footprint in January 2014 and we expect to introduce full Horizon triple-play bundles in that region in the second half of 2014. Through the first week of February, our Horizon TV subscriber base had grown to over 75,000, an increase of over 50,000 since October 31. In January 2014, we announced the extension of a large housing association contract covering approximately 90,000 units in our Unitymedia footprint, where we will provide digital video services and access to basic internet. This long-term ‘multimedia’ contract with one of the largest housing associations in Germany proves the attractiveness of our cable services and follows our July announcement of a new ‘multimedia’ contract covering 120,000 units.

Broadband services and bundles remained a core driver of our growth in 2013 as we added 360,000 internet RGUs and 286,000 telephony RGUs during the year, including 89,000 and 73,000 broadband internet and telephony RGUs gained in Q4. Our broadband internet additions of 89,000 represented the second consecutive quarter of sequential growth in net additions. Our superfast broadband internet services are a key differentiator against DSL and VDSL competition. This was supported by the fact that we had 44,000 internet customers that were added or migrated to a speed of 150 Mbps in Q4, compared to 3,000 during Q3. Our internet penetration is still only 21%, leaving substantial growth opportunity for our bundled high-speed internet services.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three Months and Year Ended December 31, 2013 and 2012 Based on EU-IFRS*

	Three months ended December 31,
	2013	2012	Change
	in millions

Revenue	€494.2	€474.1	4%

Adjusted EBITDA(13)	€306.9	€282.7	9%

Property, equipment and intangible asset additions (14)	€114.8	€129.6	(11%)

As % of Revenue
Adjusted EBITDA	62.1%	59.6%	250bp
Property, equipment and intangible asset additions	23.2%	27.3%	(410bp)

	Year ended December 31,
	2013	2012	Change
	in millions

Revenue	€1,927.4	€1,801.6	7%

Adjusted EBITDA(13)	€1,158.1	€1,065.7	9%

Property, equipment and intangible asset additions (14)	€478.7	€507.0	(6%)

As % of Revenue
Adjusted EBITDA	60.1%	59.2%	90bp
Property, equipment and intangible asset additions	24.8%	28.1%	(330bp)

Revenue for the three months and year ended December 31, 2013 increased 4% to €494 million and 7% to €1,927 million, respectively, as compared to the corresponding prior year periods. The growth in both periods was largely driven by (1) RGU volume growth and (2) higher ARPU from digital cable and internet services. Our revenue growth was adversely impacted by the non-recognition in 2013 of carriage fees from public broadcasters, which were €6 million and €24 million during the three months and year ended December 31, 2012,

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*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

respectively. In addition, our Q4 revenue growth was marginally reduced by a new regulation regime for interconnection fees that became effective on November 21, 2013. We expect the new interconnection regime to similarly reduce our revenue through the 2014 anniversary date of the new regime. However, we expect the new regime to have only a minimal impact on our 2014 Adjusted EBITDA, as we expect to realize offsetting savings in our interconnection expenses.

Adjusted EBITDA for the three months and year ended December 31, 2013 each increased by 9% to €307 million and €1,158 million, respectively, as compared to the corresponding prior year periods. This growth resulted from the net positive impact of the revenue drivers noted above and tight cost control despite the required higher costs to support our larger subscriber base, such as higher programming costs and customer care. Our Adjusted EBITDA margins(15) improved 250 and 90 basis points year-over-year, respectively, to 62% and 60% for the three months and year ended December 31, 2013.

Property, equipment and intangible asset additions for the three months ended December 31, 2013 were €115 million or 23% of revenue, as compared to €130 million or 27% of revenue for the three months ended December 31, 2012. For FY 2013, property, equipment and intangible asset additions measured as a percentage of revenue improved to 25% of revenue, as compared to 28% in FY 2012. Our 2013 result was at the lower end of our stated 2013 guidance target of 25-27% of revenue. The year-over-year increases in expenditures for software and licenses in both periods were more than offset by decreases in all other categories, including lower customer premises equipment, in part due to lower year-over-year RGU volume increases. We expect that our 2014 property, equipment and intangible asset additions will range from 24% to 26% of our revenue.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of December 31, 2013:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€740.3
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€333.1	(16)	€338.3	(16)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€725.2	(16)	€725.2	(16)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0		€350.0
November 2013 UM Senior Secured Notes	Jan. 15, 2029	6.250%	€475.0		€475.0
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€654.0
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.5

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For footnote disclosure, please refer to pages 10-11.

At December 31, 2013, cash and cash equivalents were €14 million, capital-related vendor financing arrangements with third-parties were €36 million and our finance lease obligations were €6 million, resulting in third-party net debt(17) (net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, capital-related vendor financing arrangements with third-parties, less cash and cash equivalents) of €5,632 million.

During Q4 2013, we issued new senior secured notes (the November 2013 UM Senior Secured Notes) in a principal amount of €475 million with an interest coupon of 6.250% per annum, maturing January 15, 2029. The proceeds were used to redeem the remainder of our €446 million 8.125% 2009 UM Euro Senior Secured Notes, related call premiums and transaction costs.

Based on the results for Q4 2013 and subject to the completion of our Q4 2013 reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.60x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.69x, each as calculated in accordance with our credit facilities and the indentures governing our existing bonds.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our upgraded footprint. As of December 31, 2013, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.6 million internet subscribers and 2.5 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at December 31, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global´s operations also include Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; our assessment of the expected timing of launching the Horizon TV platform in our KabelBW footprint and demand for bundles including our Horizon TV platform; our expectations for property, equipment and intangible asset additions as a percentage of revenue, the 2014 impact of the new regulation regime for interconnection fees and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive, regulatory and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue, Adjusted EBITDA and property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2013 audited consolidated financial statements prior to the end of March 2014, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended December 31,
	2013	2012
	in millions
Revenue	€494.2	€474.1

Adjusted EBITDA(13)	306.9	282.7

Depreciation and amortization	(176.4)	(167.9)
Impairment, restructuring and other operating items, net	(7.7)	(15.9)
Share-based compensation	(0.7)	(0.2)
Related-party fees and allocations(18)	(22.2)	(11.0)
Earnings before interest and taxes ("EBIT")	99.9	87.7

Net financial and other expense	(166.1)	(306.1)
Income tax benefit	2.6	52.5
Net loss	€(63.6)	€(165.9)

Property, equipment and intangible asset additions (14)	€114.8	€129.6

As % of Revenue
Adjusted EBITDA	62.1%	59.6%
Property, equipment and intangible asset additions	23.2%	27.3%

	Year ended December 31,
	2013	2012
	in millions
Revenue	€1,927.4	€1,801.6

Adjusted EBITDA(13)	1,158.1	1,065.7

Depreciation and amortization	(678.6)	(638.9)
Impairment, restructuring and other operating items, net	(16.2)	(29.7)
Share-based compensation	(2.0)	(1.1)
Related-party fees and allocations(18)	(76.4)	(53.7)
EBIT	384.9	342.3

Net financial and other expense	(622.2)	(681.9)
Income tax benefit (expense)	(48.4)	80.3
Net loss	€(285.7)	€(259.3)

Property, equipment and intangible asset additions (14)	€478.7	€507.0

As % of Revenue
Adjusted EBITDA	60.1%	59.2%
Property, equipment and intangible asset additions	24.8%	28.1%

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,
	2013	2012
	in millions

Customer premises equipment	€17.3	€24.5
Scalable infrastructure	15.6	19.5
Line extensions / new build	8.6	12.7
Upgrade / rebuild / network improvement	33.5	36.2
Support capital	7.3	13.4
Capitalized subscriber acquisition costs	17.7	18.7
Software and licenses	14.8	4.6
Property, equipment and intangible asset additions (14)	114.8	129.6

Assets acquired under capital-related vendor financing and capital lease arrangements (including related-party amounts)	(13.8)	(25.2)
Changes in liabilities related to capital expenditures (including related-party amounts)	6.5	8.0
Total capital expenditures	€107.5	€112.4

	Year ended December 31,
	2013	2012
	in millions

Customer premises equipment	€116.6	€126.7
Scalable infrastructure	53.8	60.5
Line extensions / new build	41.1	53.7
Upgrade / rebuild / network improvement	134.8	145.0
Support capital	20.9	37.5
Capitalized subscriber acquisition costs	69.7	73.0
Software and licenses	41.8	10.6
Property, equipment and intangible asset additions (14)	478.7	507.0

Assets acquired under capital-related vendor financing and capital lease arrangements (including related-party amounts)	(33.5)	(33.8)
Changes in liabilities related to capital expenditures (including related-party amounts)	(25.9)	(8.3)
Total capital expenditures	€419.3	€464.9

Footnotes

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2013 RGU count excludes 239,500 postpaid mobile subscribers. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted in our KabelBW footprint and, effective January 1, 2013, our basic digital cable channels are also unencrypted in our Unitymedia footprint.

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 4 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a low-speed wholesale internet service to housing associations on a bulk basis. As of December 31, 2013, our Internet Subscribers include approximately 6,900 subscribers within such housing associations who have requested and received a modem that enables the receipt of this low-speed wholesale internet service.

(7)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

(8)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Our business-to-business (“B2B”) revenue primarily is derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(13)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(14)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(15)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.3789 as of December 31, 2013.

(17)
Net debt represents the carrying value of total third-party debt, vendor financing and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charges from parent for general support and administration services rendered.